Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of EverBank Financial Corp of our report dated April 20, 2009 relating to the consolidated financial statements of Tygris Vendor Finance, Inc. and subsidiaries (formerly US Express Leasing, Inc.) for the period from January 1, 2008 through May 28, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the May 28, 2008 acquisition of US Express Leasing, Inc. by Tygris Commercial Finance Group, Inc.), appearing in the Prospectus included in Registration Statement No. 333-169824, and to the reference to us as independent auditors under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

New York, New York

May 10, 2012